Exhibit 99.1

International Press Release

December 18, 2006

 Asia Payments Agrees to Acquire Companies In China And Hong Kong

December 18, 2006 (Hong Kong) - Asia Payment Systems, Inc. (NASD OTCBB: APYM) ("Asia Payments") today announced that its wholly owned foreign enterprise in Shanghai, Asia Payment Systems (China) Co. Ltd. ("Asia Payments China") has signed a binding agreement to acquire the business operations of Global Uplink Communications Ltd. ("Global Uplink China"), a Chinese company based in Guangzhou, Guangdong Province, China, and at the same time, its wholly owned subsidiary in Hong Kong, Asia Payment Systems (Hong Kong) Ltd. ("Asia Payments HK"), has signed a definitive agreement to acquire Global Uplink Ltd. ("Global Uplink HK"), a Hong Kong incorporated company owned by the shareholders of Global Uplink China.

Global Uplink China has grown over the past five years as a successful business in business processes outsourcing (BPO), loyalty programs and customer relations management (CRM) and related services. It operates a 200-person call centre in Guangzhou and is in the process of expanding to Shanghai, Beijing and other major cities in China. Global Uplink HK acts as its marketing arm in Hong Kong to service Global Uplink China's clients in Hong Kong and Macau. Its current client base includes financial institutions and multi-national corporations operating in China and Hong Kong.

Mr. KK Ng, President and CEO of Asia Payments said "Global Uplink China is a well managed company and with these transactions Asia Payments will quickly establish a significant presence in the Southern China market as well being well positioned to expand its business in other major cities in China.

Mr. Ng continued "Global Uplink's existing strong customer base in China and Hong Kong will provide significant revenue for Asia Payments in 2007 and we intend to capitalize on this base to offer processing services for payment transactions, as well as payment cards and loyalty-rewards cards ."

Mr. Chen Yu Hua, Founder, Director and General Manager of Global Uplink said "we have cooperated closely with Asia Payments over the past several months to assess our mutual China opportunities and to identify the steps to implement our plans in 2007. We are confident that by becoming part of the Asia Payments family the combined strength of our expanded organization will greatly increase our ability to achieve increased revenues from the China market."

The agreement with Global Uplink China calls for (i) the purchase by Asia Payments China of all of the assets of Global Uplink China's operating centre in Guangzhou, (ii) the transfer of all the staff of Global Uplink China to Asia Payments China, and (iii) the granting of an option by the shareholders of Global Uplink China to Asia Payments China for Asia payments China to acquire all the shares of Global Uplink China in the future and (iv) the appointment of Asia Payments China as its exclusive provider of data processing and operation related services, for a total cash consideration of Rmb. 1,500,010. The agreement with the shareholders of Global Uplink HK calls for the purchase of 100% of Global Uplink HK by Asia Payments HK for a cash consideration of HK$ 500,000..

All formalities and final documentation are expected to be completed by the end of the first quarter of 2006.

ABOUT ASIA PAYMENT SYSTEMS, INC.

Asia Payment Systems, Inc. ("Asia Payments") is a fully reporting US public company with its principal office in Hong Kong and business activities keenly focused within the payments and loyalty-rewards industries in China and throughout Asia. Asia Payments' recently formed wholly-owned foreign enterprise in Shanghai serves as its business development vehicle in China. Following recent acquisitions, Asia Payments now owns assets and operates in multiple locations across Asia. In line with its long-term growth strategy, Asia Payments now has three distinct yet synergistic business units: Processing Business, Cards Business and Prepaid Business. For more information please visit Asia Payments' corporate website (www.asiapayinc.com).

Contact:
Asia Payment Systems, Inc.
KK Ng, President & CEO
(866) 877-APAY
ir@asiapayinc.com